Exhibit 99.1
AspenBio Pharma Announces Public Offering of  4,482,609 Common Shares

CASTLE ROCK, CO – October 7, 2009 – AspenBio Pharma, Inc. (NASDAQ: APPY) today announced that it has priced a public offering of  4,482,609 shares of its common stock at $1.70 per share.  The approximately $7.2 million of net proceeds, after deducting the underwriting discounts and commissions and estimated offering expenses, will be used for product development, FDA 510(k) submission related activities, general corporate purposes and working capital.  The offering is expected to close on or about October 13, 2009, subject to the satisfaction of customary closing conditions.

The sole underwriter for the offering is ThinkEquity LLC.

The underwriter has been granted a 30-day option to purchase up to an additional 672,391 shares to cover over-allotments, if any.

A shelf registration on Form S-3 relating to these securities was previously filed with the Securities and Exchange Commission and was declared effective on June 4, 2009.  A copy of the prospectus supplement and base prospectus relating to the offering may be obtained, when available, from ThinkEquity LLC, 600 Montgomery Street, 3rd Floor, San Francisco,  CA 94111, or prospectus@thinkequity.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the securities, in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About AspenBio Pharma, Inc.

AspenBio Pharma is an emerging bio-science company dedicated to the discovery, development and commercialization of novel products that address unmet diagnostic and therapeutic needs in both human and animal health. The company’s AppyScore™ blood-based test addresses the difficult challenge of diagnosing human appendicitis in the hospital emergency department.  The company is also advancing unique therapeutic proteins designed to improve reproduction in non-companion animals of economic importance.  For more information, go to www.aspenbiopharma.com.

Company Contact:
Gregory Pusey
Vice Chairman
AspenBio Pharma, Inc.
(303) 722-4008

Investor Relations:
Liolios Group, Inc.
Ron Both or Geoffrey Plank
(949) 574-3860